Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                          TEL: (617) 995-2500FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2006 Financial Results

- Company Provides Business Update -

CAMBRIDGE, MA, May 4, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics using its Tumor-Activated Prodrug (TAP) technology, today announced financial results for the three- and nine-month periods ended March 31, 2006 - the third quarter and first nine months of the Company’s 2006 fiscal year.

For the three-month period ended March 31, 2006, the Company reported a net loss of $3.0 million, or $0.07 per basic and diluted share, compared to a net loss of $3.6 million, or $0.09 per basic and diluted share, for the same period last year. The net loss for the three-month period ended March 31, 2006 includes $0.6 million of stock compensation expense, equal to approximately $0.01 per share, from the Company’s adoption of SFAS 123(R), Share-Based Payments, on July 1, 2005. SFAS 123(R) requires the Company to record stock compensation expense based on the fair value of options granted to employees. For the nine-month period ended March 31, 2006, the Company reported a net loss of $11.2 million, or $0.27 per basic and diluted share, compared to a net loss of $8.2 million, or $0.20 per basic and diluted share, for the same period last year. The net loss for the nine-month period ended March 31, 2006 includes $1.8 million of stock compensation expense, equal to approximately $0.04 per share, due to the Company’s adoption of SFAS 123(R), Share-Based Payments, on July 1, 2005.

Revenues for the three-month period ended March 31, 2006 were $9.4 million, compared to $10.2 million for the same period last year. The third quarter 2006 revenues include $5.3 million of research and development support fees, compared to $4.8 million for the same period last year, and $3.3 million of license and milestone fees, compared to $3.0 million for the same period last year. Research and development support fees primarily represent funding earned pursuant to the Company’s discovery, research, and commercialization collaboration with the sanofi-aventis Group and, to a lesser extent, funding earned under the Company’s development and license agreements with certain of its other collaborative partners. The third quarter 2006 revenues also include $0.8 million

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of clinical material reimbursement, compared to $2.4 million for the same period last year. ImmunoGen manufactures clinical materials on behalf of its collaborators and earns clinical material reimbursement revenue with the supply of these materials to the collaborators. The lower clinical material reimbursement revenue for the three-month period ended March 31, 2006 versus the comparable prior year period reflects a reduction in the materials needed to support collaborator programs, particularly the Boehringer Ingelheim and Millennium Pharmaceuticals, Inc. programs.

Revenues for the nine-month period ended March 31, 2006 were $23.7 million, compared to $28.3 million for the same period last year. The nine-month fiscal 2006 revenues include $16.2 million of research and development support fees as compared to $13.8 million for the same period last year. Of the $16.2 million, $1.1 million represents funding related to research and development efforts performed during the Company’s 2005 fiscal year under the sanofi-aventis Group collaboration, but recognized in fiscal 2006. Also included in the nine-month period revenues were $5.8 million of license and milestone fees and $1.7 million of clinical materials reimbursement, compared to $5.6 million and $8.9 million, respectively, for the same period last year. The research and development support fees primarily represent funding earned pursuant to the Company’s collaboration with the sanofi-aventis Group and, to a lesser extent, funding earned under the Company’s development and license agreements with certain of its other collaborative partners. The lower clinical materials reimbursement revenue for the nine-month period ended March 31, 2006 versus the comparable prior year period reflects a reduction in the materials needed to support collaborator programs, particularly the Boehringer Ingelheim and Millennium Pharmaceuticals, Inc. programs.

Operating expenses for the three-month period ended March 31, 2006 were $13.2 million, compared to $14.2 million for the same period last year. The third quarter 2006 operating expenses include research and development expenses of $10.2 million, compared to $9.7 million for the same period last year. This increase is primarily the result of an incremental $1.1 million related to the manufacture of and process development efforts related to materials for use in the Company’s clinical trials as well as an incremental $0.3 million in clinical trial expense. Also contributing to the increase were higher compensation costs due to an increase in personnel supporting the advancement of ImmunoGen’s and collaborators’ product candidates and to the effects of the adoption of SFAS 123(R). Partially offsetting these increases were lower expenses to reserve for excess quantities of ansamitocin P3 and DM1/DM4 in accordance with our inventory reserve policy. The cost of clinical material reimbursed was $0.8 million in the third quarter 2006 as compared with $2.3 million for the same period last year. The third quarter 2006 operating expenses also include general and administrative expenses of $2.2 million as compared to $2.3 million for the same period last year.

Operating expenses for the nine-month period ended March 31, 2006 were $37.6 million, compared to $37.7 million for the same period last year. The nine-month operating expenses include research and development expenses of $28.5 million, compared to $23.7 million for the same period last year. This increase is primarily the result of an incremental $2.4 million related to the manufacture of and process development efforts related to materials for use in the Company’s clinical trials as well as an incremental $0.7 million in clinical trial expense. Also contributing to the increase were higher compensation costs due to an increase in personnel supporting the advancement of product candidates and to the effects of the adoption of SFAS 123(R). Partially offsetting these

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increases were lower expenses to reserve for excess quantities of ansamitocin P3 and DM1/DM4 in accordance with our inventory reserve policy. The cost of clinical material reimbursed was $1.8 million in the nine-months ended March 31, 2006 as compared with $7.8 million for the same period last year. The nine-month operating expenses also include general and administrative expenses of $7.3 million as compared to $6.2 million for the same period last year. The increase in general and administrative expenses is primarily the result of higher compensation costs due to the adoption of SFAS 123(R) and more personnel and to increased patent expenses.

Other income, primarily consisting of interest income, was $0.9 million in the three-month period ended March 31, 2006, compared to $0.5 million for the same period last year, and was $2.7 million in the nine-month period ended March 31, 2006, compared to $1.2 million for the same period last year. The increased interest income in both the third quarter and first nine months of fiscal 2006 was attributable to higher rates of return on investments compared with the same periods last year.

ImmunoGen had approximately $82.8 million in cash and marketable securities as of March 31, 2006, compared with $90.6 million as of June 30, 2005, with no outstanding debt in either period. During the first nine months of fiscal 2006 cash used in operations was $7.1 million, compared to $1.5 million during the same period last year. Cash used in operations is primarily to fund the net loss, and the greater use of funds in the first nine months of fiscal 2006 compared to the same period last year was principally due to the increased net loss without benefit of the reduction in working capital that occurred during the same period last year.

“Data reported at the recent AACR annual meeting reflect our ability to tailor the design of each TAP compound to achieve the broadest therapeutic window - the greatest efficacy with the least toxicity - for each antibody and target,” commented Mitchel Sayare, Chairman and CEO. “These innovations are reflected in TAP compounds already in clinical testing as well as those advancing towards the clinic. Based on the progress we are making with our clinical programs and the progress being made by our collaborators, we expect that the body of clinical data on TAP compounds will start to ramp up significantly beginning this fall.”

Company Update

TAP Technology

In the past few years, ImmunoGen has greatly expanded its ability to customize the design of each TAP compound to maximize the therapeutic window - advancements reflected in compounds now in clinical testing. In April 2006, ImmunoGen reported results at the American Association for Cancer Research (AACR) annual meeting that demonstrate the significance of the Company’s design options. Findings presented include data on how the design of a TAP compound impacts its activity against different types of tumors (e.g., tumors with homogenous vs. heterogeneous expression of the target antigen, tumors with different degrees of sensitivity to maytansinoid cell-killing agents) as well as its pharmacokinetics and intracellular metabolism.

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ImmunoGen’s design innovations are reflected in the Company’s own compounds and in those in development by ImmunoGen collaborators. Compounds already in clinical testing as well as those advancing towards the clinic include different cell-killing agents and linkers (the means of attachment of the killing agent to the antibody) as a result of evaluation of alternative design options and the selection of the best option for each antibody and target.

Product Candidates

HuN901-DM1 - In initial clinical testing, huN901-DM1 has demonstrated objective evidence of anticancer activity at doses that are well tolerated. HuN901-DM1 is wholly-owned by ImmunoGen and targets the CD56 antigen found on small-cell lung cancers (SCLC), other cancers of neuroendocrine origin, and certain hematological malignancies. Updates on the three clinical trials underway with the compound include:

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Phase I Trial in CD56-Expressing Solid Tumors - When initial findings - including objective evidence of anticancer activity - were reported at a research conference in November 2005, the highest dose level that had completed evaluation was 36 mg/m2/day (108 mg/m2 over three days given every 21 days). Several higher dose levels have been evaluated since then without establishment of the maximum tolerated dose, and thus dose escalation is continuing.

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Phase I/II Trial in SCLC - ImmunoGen has greatly expanded the number of clinical centers participating in the Phase II leg of this study, resulting in a marked increase in the rate of patient enrollment. In this leg of the trial, all patients receive 60 mg/m2 of huN901-DM1 weekly for four weeks every six weeks.

•	Phase I Trial in CD56-Expressing Multiple Myeloma - Several clinical centers are now enrolling patients in this trial, and dose escalation is ongoing.

HuC242-DM4 - This compound also is wholly-owned by ImmunoGen, and is in Phase I testing for the treatment of CanAg-expressing cancers, such as colorectal, pancreatic, and other gastrointestinal cancers. A number of dose levels have been evaluated without establishment of the maximum tolerated dose, so increasingly higher doses continue to be evaluated. Patient enrollment is proceeding well. HuC242-DM4 is the successor to an earlier compound - cantuzumab mertansine - that demonstrated evidence of anticancer activity in initial clinical testing. In preclinical evaluation, huC242-DM4 was found to be significantly more active than cantuzumab mertansine against CanAg-positive tumors with the same tolerability.

AVE9633 - This compound is in Phase I clinical testing in the US and now also in Europe for the treatment of acute myeloid leukemia. The compound was initially developed by ImmunoGen and was licensed to the sanofi-aventis Group as part of a broader collaboration between the companies. It targets the CD33 antigen found on acute myeloid leukemia cells.

Trastuzumab-DM1 - This compound is in development by Genentech. Phase I testing in patients with HER2-positive metastatic breast cancer began in April 2006.

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Webcast Information

A live conference call and webcast are scheduled for today, May 4, 2006 at 4:30 p.m. ET. This call will include management discussion of financial results and provide an update on ImmunoGen.

To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on May 4, 2006 through 11:59 p.m. on May 10, 2006. To listen to the playback, call 719-457-0820 and provide passcode 1727841. The call also may be heard through the Investor Relations section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location through May 10, 2006.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and AVE9633 and trastuzumab-DM1, which are in development by the sanofi-aventis Group and Genentech, respectively. The sanofi-aventis Group, Genentech, Centocor, Biogen Idec, Boehringer Ingelheim, Millennium Pharmaceuticals, Inc., and Amgen (formerly Abgenix) have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes; the outcome of the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence on collaborative partners; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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IMMUNOGEN, INC.
SELECTED FINANCIAL INFORMATION
(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2006 and June 30, 2005
 (Unaudited)

	March 31,	June 30,
	2006	2005
ASSETS

Cash and marketable securities	$82,765	$90,565
Other assets	19,977	19,567

Total assets	$102,742	$110,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$12,579	$9,226
Long-term portion of deferred revenue and other long-term liabilities	11,742	14,064
Stockholders’ equity	78,421	86,842

Total liabilities and stockholders’ equity	$102,742	$110,132

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and nine months ended March 31, 2006 and 2005
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005

Revenues:
Research and development support	$5,258	$4,776	$16,175	$13,751
License and milestone fees	3,275	3,040	5,811	5,615
Clinical materials reimbursement	822	2,415	1,734	8,918

Total revenues	9,355	10,231	23,720	28,284

Expenses:
Cost of clinical materials reimbursed	779	2,286	1,778	7,822
Research and development (1)	10,216	9,669	28,467	23,659
General and administrative (1)	2,193	2,277	7,319	6,213

Total operating expenses	13,188	14,232	37,564	37,694

Loss from operations	(3,833)	(4,001)	(13,844)	(9,410)

Other income, net	853	455	2,672	1,206

Income (loss) before taxes	(2,980)	(3,546)	(11,172)	(8,204)

Income tax expense	1	5	17	27

Net income (loss)	$(2,981)	$(3,551)	$(11,189)	$(8,231)

Basic and diluted net loss per common share	$(0.07)	$(0.09)	$(0.27)	$(0.20)

Basic and diluted weighted average common shares outstanding	41,188	40,871	41,109	40,820

(1) Stock compensation is included in the following categories during the three and nine months ended March 31:

	2006	2005	2006	2005

Research and development	$378	$-	$1,080	$-
General and administrative	215	(50)	759	130
	$593	$(50)	$1,839	$130